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EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

	Year Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2013	2014
Earnings:
Income from Continuing Operations before Provision for Income Taxes	$344,079	$333,022	$351,800	$297,066	$161,718	$109,876	$164,373
Add: Fixed Charges	292,860	284,052	286,241	326,261	335,637	166,239	179,250

	$636,939	$617,074	$638,041	$623,327	$497,355	$276,115	$343,623

Fixed Charges:
Interest Expense, Net	$212,545	$204,559	$205,256	$242,599	$254,174	$126,171	$124,513
Interest Portion of Rent Expense	80,315	79,493	80,985	83,662	81,463	40,068	54,737

	$292,860	$284,052	$286,241	$326,261	$335,637	$166,239	$179,250

Ratio of Earnings to Fixed Charges	2.2x	2.2x	2.2x	1.9x	1.5x	1.7x	1.9x

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  EXHIBIT 12
IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)